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EXHIBIT (k)(i)
  TRANSFER AGENCY AGREEMENT

                        CHASEMELLON SHAREHOLDER SERVICES

        SERVICE AGREEMENT AND FEE PROPOSAL FOR TRANSFER AGENT SERVICES TO

                            USLIFE INCOME FUND, INC.
                              Date: January 9, 1998

                            Transfer Agent Agreement




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     TRANSFER AGENT AGREEMENT, dated November 13,1997 between USLife Income
Fund, Inc., a. corporation ("Client"} and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company ("ChaseMellon").

1. Appointment. Client appoints ChaseMellon as its transfer agent, registrar and dividend disbursing agent and ChaseMellon accepts such appointment in accordance with the following terms and conditions for all authorized shares of each class of stock listed in Annex A hereto (the "Shares").

2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue for a term of three years. Unless either party gives written notice of termination of this Agreement at least 60 days prior to the end of the three-year term, or any successive three-year term, this Agreement shall automatically renew for an additional three-year term.

In the event this Agreement is terminated by Client, Client's notice must include a certified resolution of the Board of Directors of Client to such effect, instructions as to the disposition of records, as well as any additional documentation reasonably requested by ChaseMellon. Except as otherwise expressly provided in this Agreement, the respective rights and duties of Client and ChaseMellon under this Agreement shall cease upon termination of the appointment.

3. Duties of ChaseMellon. ChaseMellon will provide all necessary operational, administrative and management services for Client in the performance of the stock transfer, registrar, dividend disbursing, and other related services listed in Annex B hereto.

4. The Shares. Client represents, warrants and covenants to ChaseMellon that:

     a) the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereunder, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable.

     b) the Shares issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended, and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended, or are exempt from such registration;

     c) any Shares to be issued hereunder, when issued shall have been duly registered under the Securities Act of 1933, as amended, and such registration shall have become effective or shall be exempt from such registration; and shall have been duly registered under the Securities Exchange Act of 1934, as amended, or shall be exempt from such registration.




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     d) Client has paid or caused to be paid all taxes, if any, which were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date hereof, and

     e) the execution and delivery of this Agreement, and the issuance and any subsequent transfer of the Shares hereunder, do not and will not conflict with, violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of Client, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Client is a party or by which it is bound and this Agreement is enforceable against Client in accordance with it terms, except as may be limited by bankruptcy , insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditor's rights generally.

     Client agrees to provide the documentation and notifications listed in Annex C hereto.

5. Compensation, Expenses, Scope of Agency and Indemnification. Client shall compensate ChaseMellon for its services hereunder in accordance with the fee schedule agreed to by the parties. Such fees shall be adjusted annually by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers (CPI-U) for the Northeast region, 1982-84-100, as published by the U.S. Department of Labor, Bureau of Labor Statistics. Client shall reimburse ChaseMellon for all reasonable expenses, disbursements or advances incurred by it in accordance herewith. All amounts owed to ChaseMellon hereunder are due upon receipt of the invoice. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. Client agrees to reimburse ChaseMellon for any attorney's fees and any other costs associated with collecting delinquent payments.

     ChaseMellon may rely and shall be protected in acting or refraining from acting upon any Client communication authorized by this Agreement; upon any communication from any predecessor Transfer Agent or co-Transfer Agent or from any Registrar (other than ChaseMellon), predecessor Registrar or co-Registrar; and upon any other written instruction, notice, request, direction, consent, report, certificate or other instrument, paper or document believed by ChaseMellon to be genuine. ChaseMellon is authorized to refuse to make any transfer it deems improper. In the absence of gross negligence or intentional misconduct on its part, ChaseMellon shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.

     ChaseMellon may consult with counsel (including internal counsel) whose advice shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.




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     Client shall indemnify ChaseMellon for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or intentional misconduct on its part arising out of or in connection with its duties under this Agreement, including and expenses of defending itself against any claim or liability in connection with its exercise or performance of any of its duties under this Agreement. In no case will ChaseMellon be liable for special, indirect, incidental or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if ChaseMellon has been advised of the possibility of such damages. Any liability of ChaseMellon will be limited to the amount of fees paid by Client hereunder.

     The obligations of Client under this section shall survive the termination of this Agreement.

6. Notices. All notices, demands and other communications shall be in writing and sent or delivered to the addresses indicated on the signature page hereof.

7. Miscellaneous. This Agreement may not be amended or modified in any manner except by a written agreement signed by both ChaseMellon and Client.

     This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without reference to the choice of law doctrine of such state.

     ChaseMellon is acting solely as agent for Client under this Agreement and owes no duties hereunder to any other person. ChaseMellon undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against ChaseMellon.

     This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of Client and ChaseMellon.

     ChaseMellon shall not be liable for any failure or delays arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

     The Schedules and Annexes hereto are an integral part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.




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US LIFE INCOME FUND, INC.


By:

Name:

Title:

Address:

Attn:


CHASEMELLON SHAREHOLDER SERVICES. L.L.C.


By:

Name:

Title:

Address:

Attn:




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Annex A
                 STOCK SUBJECT TO THE AGREEMENT
----------------------------------------------------------------
                                                 Number of
                              Number of          Authorized
                              Authorized         Shares Reserved
                              Shares Issued      for Future
                 Number of    and Outstanding    Issuance Under
                 Authorized   (including         Existing
Class of Stock   Shares       Treasury Shares)   Agreements
----------------------------------------------------------------




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Annex B
                             SERVICES TO BE PROVIDED

Account Maintenance Functions

     o    Opening new accounts

     o    Posting debits and credits

     o    Maintaining certificate history

     o    Placing and releasing stop transfer notations

     o    Consolidating accounts

     o Coding accounts requiring special handling (e.g., "bad address," "do not mail," "VIP," etc.)

     o    Processing address changes

     o    Responding to shareholder correspondence

     o    Providing a general 800 phone number for shareholder inquiries

     o Obtaining and posting Taxpayer Identification Number certifications pursuant to IDTCA regulations

     o Maintaining closed accounts for the purpose of research and tax reporting

     o    Purging closed accounts that meet selective criteria

     o    Providing unlimited on-line access to shareholder records

     o    Training on system access

Certificate Issuance Functions

     o Qualifying under the rules of the NYSE and AMEX to act in the dual capacity as transfer agent and registrar

     o Maintaining mail and window facilities for the receipt of transfer requests

     o Maintaining and securing unissued certificate inventory and supporting documents

     o Examining issuance or transfer requests to ensure that proper authority is being exercised

     o Verifying (to the extent possible) that surrendered certificates are genuine and have not been altered

     o Verifying that original issuances are properly authorized and have necessary regulatory approval

     o    Verifying that Shares issued equal the amount surrendered

     o Verifying that no stop orders are held against the surrendered certificates

     o    Issuing and registering new certificates

     o Recording canceled and issued certificates by registration, certificate number and Shares

     o    Canceling surrendered certificates and storing for two years

     o    Delivering completed transfers

     o Processing restricted and legal transfers upon presentment of appropriate supporting documentation




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     o    Preparing Daily Transfer or Management Summary Journals

     o Replacing lost, destroyed or stolen certificates provided that ChaseMellon is in receipt of (a) evidence acceptable to it of the loss, theft or destruction, and (b) a surety bond acceptable to ChaseMellon sufficient to indemnify and save it and Client harmless (charge imposed on shareholder)

Proxy and Annual Meeting Functions

     o Identifying broker/nominee account requirements to determine amount of sets of material needed

     o    Preparing and mailing proxy material and Annual Report

     o Suppressing the mailing of multiple Annual Reports to households requesting it

     o    Tabulating proxies (both scanner and manual) returned by shareholders

     o    Identifying shareholders who will attend the Annual Meeting

     o    Providing Inspector(s) of Election for the Annual Meeting

     o    Supporting efforts of any proxy solicitor

     o    Preparing list of record date holders

     o    Preparing report of final vote

     o    Providing remote access to proxy tabulation system

     o Maintaining an automated link with DTC and ADP to receive transmissions of broker votes

     o    Processing omnibus proxies for respondent banks

Other Services

     o    Preparing shareholder listings and labels

     o    Preparing analytical reports

     o    Mailing quarterly or periodic reports

     o Locating lost shareholders through Shareholder Asset Recovery Program ("SHARP")

(If requested, the following services are subject to additional fees):

Dividend Disbursement Functions

     o    Preparing and mailing checks

     o    Reconciling checks

     o    Preparing payment register in list or microfiche form

     o    Withholding and filing taxes for non-resident aliens and others

     o    Filing federal tax information returns

     o    Processing "B" and "C" Notices received from the IRS

     o    Mailing required statements (Form 1099) to registered holders

     o    Maintaining stop files and issuing replacement checks

     o    Maintaining payment orders and addresses




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     o    Maintaining records to support escheat filings

Dividend Reinvestment Services

     o    Opening and maintaining participant accounts

     o    Processing reinvestment and optional cash payments

     o Preparing participant statements of account, after each transaction, showing activity for current period

     o Processing liquidations and terminations according to plan specifications

     o    Providing periodic investment reports to USLife Income Fund, Inc.

     o    Preparing Form 1099B to report sales proceeds

Other Services

     o    Filing escheat reports through Escheat Management Option

     o    Providing ACH, direct deposit services

     o    Providing a dedicated toll free 800 number

     o    Providing confidential voting for annual meeting

     o    Dividend Disbursement Functions

     o    Dividend Reinvestment Services




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Annex C

           DOCUMENTS AND NOTIFICATIONS TO BE DELIVERED TO CHASEMELLON
                        UPON EXECUTION OF THIS AGREEMENT

Client shall provide ChaseMellon with the following:

1.   An adequate supply of Share certificates.

2. A copy of the resolutions adopted by the Board of Directors of Client appointing ChaseMellon as Transfer Agent and/or Registrar and Dividend Disbursement Agent, as the case may be, duly certified by the Secretary or Assistant Secretary of Client under the corporate seal.

3. A copy of the Certificate of Incorporation of Client, and all amendments thereto, certified by the Secretary of State of incorporation.

4. A copy of the By-laws of Client as amended to date, duly certified by the Secretary of Client under the corporate seal.

5. A certificate of the Secretary or an Assistant Secretary of Client, under its corporate seal, stating that:

          a. This Agreement has been executed and delivered pursuant to the authority of the Client's Board of Directors;

          b. The attached specimen Share certificate(s) are in substantially the form submitted to and approved by Client's Board of Directors for current use and the attached specimen Share certificates for each Class of Stock with issued and outstanding Shares are in the form previously submitted to and approved by Client's Board of Directors for past use;

          c. The attached list of existing agreements pursuant to which Shares have been reserved for future issuance specifying the number of reserved Shares subject to each such existing agreement and the substantive provisions thereof, is true and complete, or no Shares have been reserved for future issuance;

          d. Each shareholder list provided is true and complete (such certification may state that it is based upon the certification of the predecessor Transfer Agent or predecessor Registrar that prepared the list) or no Shares are outstanding;

          e. The name of each stock exchange upon which any of the Shares are listed and the number and identity of the Shares so listed;




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          f.   The name and address of each co-Transfer Agent, Registrar (other than ChaseMellon) or co-Registrar for any of the Shares and the extent of its appointment, or there are no co-Transfer Agents, Registrars (other than ChaseMellon) or co-Registrars for any of the Shares;




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                             NOTIFICATION OF CHANGES

           Client shall promptly notify ChaseMellon of the following:

1. Any change in the name of Client, amendment of its certificate of incorporation or its by-laws;

2. Any change in the title of a Class of Stock from that set forth in Column 1 of Schedule A;

3. Any change in the Number of Authorized Shares from that set forth in Column 2 of Schedule A;

4. Any change in existing agreements or any entry into new agreements, changing the Number of Authorized Shares Reserved for Future Issuance Under Existing Agreements from that listed in Column 4 of Schedule A hereto;

5. Any change in the number of outstanding Shares subject to stop orders or other transfer limitations;

6.   The listing or delisting of any Shares on any stock exchange;

7. The appointment after the date hereof of any co-Transfer Agent, Registrar (other than ChaseMellon) or any co-Registrar for any of the Shares;

8. The merger of Client into, or the consolidation of Client with, or the sale or other transfer of the assets of Client substantially as an entirety to, another person; or the merger or consolidation of another person into or with Client; and

9. Any other change in the affairs of Client of which ChaseMellon must have knowledge to perform properly its duties under this Agreement.




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FEE SCHEDULE

                            USLIFE INCOME FUND, INC.

Initial Term of Agreement:      Three (3) Years

Fees Not Subject to Increase:   Two (2) Years
(During initial term only)

                                  SERVICE FEES

Shareholder Accounts Maintained                 $    4.50
New Shareholder Accounts Added                       4.50
Certificates Issued and Registered                   1.40
Certificates posted                                   .30
Transfers Requiring Special Handling                 7.50

Dividend Disbursement Services

Abandoned Property Records Posted                     .30
Withholding of Federal Tax on Domestic               3.00
Residents
Withholding Tax on Non-Resident Aliens               3.00
IRS Backup withholding                              25.00

Dividend Reinvestment

Annual Administration Fee for Dividend          $2,500.00
Reinvestment Agent
Dividend Reinvestments                               2.50

Abandoned Property

Per existing contract

Proxy Preparation




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Analyzing Accounts to Produce Broker/Nominee          .05
Search Card Labels
Analyzing accounts to Prepare Broker/Nominee          .05
List

Proxy Preparation                                     .15
Enclose Annual Report, Proxy, Proxy Statement         .20
and return envelope
Additional Enclosure                                  .05
Certified Shareholder List                            .05
Prepare Second Proxy Cards                            .25
Enclose Proxy, Reminder Letter and return             .15
envelope

Proxy Tally

Administrative Fee for Providing                 2,500.00
Comprehensive Annual Meeting Services
Administrative Services performed with
Respect to Monitoring and Controlling              250.00
Downstream Proxies

Incorporation of Respondent Banks Omnibus           35.00
Position into Tally File
Tally Scannable Proxies for Quorum and One           0.37
Proposition
Tally Additional Propositions                        0.12
Tally Non-machine Readable Proxies                   2.00

Other Services

Prepare Labels                                        .05
Affix Labels                                          .03
Enclose Material for Mailing                          .05




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Statistical                                           .05
Sheet List                                            .05




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                            Expense and Other Charges

Fees and Out of Pocket Expenses. All charges and fees, out of pocket costs, expenses and disbursements of ChaseMellon are due and payable by Client upon receipt of an invoice from ChaseMellon. Client shall pay for postage by mail date.

The cost of stationary and supplies, such as transfer sheets, dividend checks, etc., together with a disbursement for telephone, postage, mail insurance, travel for annual meeting, link-up charges for ADP/IECA, tape charges from DTC, etc. are billed in addition to the above fees.

For companies who participate in the Direct Registration System (DRS), ChaseMellon will provide a "sell" feature for disposal of book-entry shares held on behalf of a shareholder. Upon receipt of a sell request by the registered shareholder, ChaseMellon will process the request and remit the proceeds to the shareholder in the form of a check (less the appropriate handling charge and trading fee). The handling charge for each sell request is $15.00 and the trading fee is $0.12 per share.

Initial Fee. A fee of $2,000.00 will be imposed for any additional activities associated with the acceptance of appointments involving initial public offerings (IPO's) and secondary offerings. The initial fee will cover the issuance of up to 200 certificates. Certificates issued over this threshold will be billed at $1.50 each.

Termination Fee. In the event Client terminates prior to the termination of the initial term of this Agreement, the Client shall pay ChaseMellon a fee of one dollar ($1.00) per registered shareholder account then maintained for the Client on ChaseMellon's records, subject to a minimum fee of two thousand five hundred dollars ($2,500.00). This fee, subject to change upon written notification to the Client by ChaseMellon, is separate from any other amounts payable by the Client to ChaseMellon incidental to such termination, such as, the cost to produce and ship records, reports and unused certificate stock to a successor agent. It is also separate from any other fees for services under this Agreement, which would be accrued and payable by the Client to ChaseMellon prior to such termination. ChaseMellon may withhold the Client's records, reports and unused certificate stock from a successor agent pending the Client's payment in full of its fees and expenses owed under this Agreement.

Conversion. There is usually no charge for converting the Client's files to ChaseMellon's system with the exception of outstanding check history from the current agent's file. A review of the current rules and formats will be made to




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determine if any situation exists which will require extraordinary effort to complete the conversion. Any charge will be discussed with the Client prior to work commencing.

Interest. In the event Client shall default in the payment of any such charges, such defaulted sums shall bear interest or finance charges at the maximum applicable legal rate and all costs and expenses of effecting collection of any said sums, including a reasonable attorney's fee, shall be paid by Client.

Legal, Technological Expenses. Certain legal expenses may be incurred in resolving matters not anticipated in the normal course of business. This may result in a separate charge to cover our expenses in resolving such matters; provided that any legal expenses charged to the Client shall be reasonable.

In the event any Federal regulation and/or state or local law are enacted which require ChaseMellon to make any technological improvements and/or modifications to our current system, Client shall reimburse ChaseMellon, on a pro rata basis proportionate to the Client's registered shareholder base, for the costs associated with making such required technological improvements and/or modifications.

Other Services. Fees for any services not specified, such as maintaining mail lists, storing canceled certificates after the initial two year period, escheating unclaimed property to the states, stock splits, exchanges, tenders, solicitation mailings and coding of dividend reinvestment and ACH accounts, etc., will be based on ChaseMellon's standard fees at the time of the request or, if no standard fees have been established, an appraisal of the work to be performed.




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                        CHASEMELLON SHAREHOLDER SERVICES

                              LISTS/LABELS/ANALYSES

                                  FEE SCHEDULE

LISTS

   Per name listed                        .035

LABELS

   Per label printed                      .035

ANALYSES

   Per name passed on data base            .01

   Per name listed in report              .035

(MINIMUM charge for each of the above services will be based on 1,000 names listed or passed on data base or labels printed.)

OUT-OF-POCKET EXPENSES

Any expenses of this nature, which include but are not limited to telephone, facsimile transmissions, postage, insurance, messenger, stationary, etc., will be billed in addition to the above stated fees.




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                        CHASEMELLON SHAREHOLDER SERVICES

                                MAILING SERVICES

                                  FEE SCHEDULE

ADDRESSING

   Addressing mailing medium (per name)   .035

AFFIXING

   Affixing labels (per label)            .035

INSERTING

   Inserting Enclosures (Machine)

      1st Enclosure (per piece)           .040

      2nd Enclosure (per piece)           .025

      3rd Enclosure (per piece)           .020

      4th Enclosure (per piece)           .015

   Inserting Enclosures (Manual)

          Charge will be determined based on analysis of work to be performed.

(MINIMUM charge for each of the above mailing services will be based on 1,000 names, labels or pieces.)

OUT-OF-POCKET EXPENSES

Any expenses of this nature, which include but are not limited to telephone, facsimile transmissions, postage, insurance, messenger, stationary, etc., will be billed in addition to the above stated fees.